Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-36020) of our report dated February 29, 2000 with respect to the financial statements of Vascular Genetics Inc. (a development stage company) for the year ended December 31, 1999 and for the period from October 31, 1997 (inception) through December 31, 1999 included in the proxy statement of Corautus Genetics Inc. (formerly GenStar Therapeutics Corporation) that was made a part of Amendment No. 1 to the Registration Statement (Form S-4/A No. 333-101606) and Prospectus of Corautus Genetics Inc. that is incorporated by reference in its Current Report on Form 8-K dated February 14, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Raleigh, North Carolina

February 14, 2003